Exhibit 1.A.(5)(b)

MONARCH LIFE INSURANCE COMPANY A stock company located in Springfield, Massachusetts Variable Life Insurance Service Office: 111 Broadway, New York, New York, 10006

Single Premium Variable Life Insurance Policy

This policy is a legal contract between its owner and us. Please read it carefully. In this policy, the word you refers to the insured shown in the Policy Schedule. We refers to Monarch Life Insurance Company.

Death Benefit Provided by This Policy	We will pay the death benefit proceeds to the beneficiary when we receive proof of your death.

This policy has a Guaranteed Insurance Amount. It is equal to the policy’s face amount in the first policy year. It increases by 3% a year thereafter.

During the first policy year, the death benefit equals the Guaranteed Insurance Amount. Afterwards, the death benefit may increase or decrease on each policy anniversary, depending on the investment return for this policy. Regardless of investment return, the death benefit can never be less than the Guaranteed Insurance Amount.

For details on death benefit proceeds see Proceeds Payable to The Beneficiary.

Lifetime Benefits Provided by This Policy

During your lifetime, we provide cash value benefits and other important rights as described in this policy. See Policy Benefits for The Owner for information on cash values.

The cash value may increase or decrease on any day, depending on the investment return for this policy. No minimum amount is guaranteed.

Investment Results for This Policy

The owner can allocate this policy’s investment base among investment divisions. Each division invests in shares of a single mutual fund.

Cash values and death benefits increase or decrease depending on:

•    the investment experience of the divisions; and

•    the allocation of the policy’s investment base among the divisions.

This is explained in How Variable Life Insurance Works.

Right to Examine This Policy

This policy may be returned on or before the end of the free look period.

That period ends on the latest of:

•    10 days after the owner receives the policy; or

•    45 days after the owner completes part I of the application.

Mail or deliver the policy to us or to the agent who sold it. The returned policy will be treated as if we never issued it. We’ll promptly refund any premium paid.

[Signature Appears Here]	Secretary	[Signature Appears Here]	President

Single Premium Variable Life Insurance Policy - No Policy Dividends 56008	Variable life insurance is payable upon the death of the insured. Death benefit is subject to a guaranteed minimum. Guaranteed minimum, equal to policy’s face amount during the first policy year, increases by 3% a year thereafter. Single premium. Investment return is reflected in policy benefits.

		Policy Contents

Sections in This Policy		Introduction to This Policy How Variable Life Insurance Works Policy Benefits for The Owner Proceeds Payable to the Beneficiary Choosing An Income Plan Other Important Terms

Where to Find It	3	age	4	investment base
	5	allocation of investment base	4	investment divisions
	12	annual report	6	investment return
	8	assignment	3	issue age
	12	authority to make agreements	7	loans
	3	beneficiary	5,7	loans, effect on calculations
	7	cancelling this policy	1,4	mutual funds
	7	cash value	7	net cash value
	3	change of owner or beneficiary	7	net single premium
	12	contesting this policy	3	notice to us
	3	contingent owner	3	owner
	3	contract	3	policy anniversaries
	3	date of issue	3	policy date
	8	death benefit proceeds	7	policy debt
	3	endorsements	9	proof of death
	9	equivalent paid-up amount	6	rates of return, actual and assumed
	12	error in age or sex	3	riders
	8	exchange for fixed policy	12	suicide
	1	free look period	7	tabular cash value
	1	Guaranteed Insurance Amount	4	valuation period
	9	income plans	4	Variable Account A
	5	index of investment experience	6	Variable Insurance Amount

Policy Schedule		The Policy Schedule comes right after this page. It gives specific facts about this policy and its coverage. Please refer to it while reading this policy.

POLICY SCHEDULE A

FACE AMOUNT	$100,000

ISSUE AGE & SEX	35 MALE
PREMIUM CLASS	STANDARD

BENEFITS AND PREMIUMS TABLE

BENEFIT	AMOUNT	SINGLE PREMIUM
SINGLE PREMIUM
VARIABLE LIFE INSURANCE	$100,000	$64,193.28

THE SINGLE PREMIUM IS $64,193.28 AND IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

GUARANTEED INSURANCE AMOUNT

POLICY YEAR	GUARANTEED INSURANCE AMOUNT	POLICY YEAR	GUARANTEED INSURANCE AMOUNT	POLICY YEAR	GUARANTEED INSURANCE AMOUNT
1	$100,000	9	$126,678	17	$160,472
2	103,000	10	130,478	18	165,286
3	106,090	11	134,392	19	170,245
4	109,273	12	138,424	20	175,352
5	112,551	13	142,577	AGE 60	203,281
6	115,928	14	146,854	AGE 62	215,660
7	119,406	15	151,260	AGE 65	235,658
8	122,988	16	155,798	AGE 70	273,192

PLAN	SINGLE PREMIUM VARIABLE LIFE INSURANCE

ON THE LIFE OF	RICHARD ROE, THE INSURED	POLICY

DATE OF ISSUE	OCTOBER 1, 1981	SCHEDULE

POLICY DATE	OCTOBER 1, 1981	A

POLICY NUMBER	SPECIMEN

POLICY SCHEDULE B

FACE AMOUNT	$ 100,000

ISSUE AGE & SEX	35 MALE
PREMIUM CLASS	STANDARD

TABULAR CASH VALUES

THE TABULAR CASH VALUES SHOWN BELOW ARE NOT MINIMUM VALUES, BUT REPRESENT THE VALUES THAT WOULD BE PAYABLE IF THE ACTUAL RATE OF RETURN WERE .045 IN EACH POLICY YEAR. THE CASH VALUE MAY BE MORE OR LESS THAN AMOUNTS SHOWN. SEE ‘POLICY BENEFITS FOR THE OWNER’ FOR DESCRIPTION OF CASH VALUES.

END OF POLICY YEAR	TABULAR CASH VALUES	END OF POLICY YEAR	TABULAR CASH VALUES	END OF POLICY YEAR	TABULAR CASH VALUES
1	$61,531	9	$86,148	17	$119,754
2	64,191	10	89,810	18	124,702
3	66,963	11	93,617	19	129,833
4	69,851	12	97,574	20	135,150
5	72,857	13	101,685	AGE 60	164,717
6	75,985	14	105,953	AGE 62	178,021
7	79,240	15	110,385	AGE 65	199,680
8	82,626	16	114,984	AGE 70	240,568

WE WILL DETERMINE THE TABULAR CASH VALUE ON DATES NOT SHOWN IN A CONSISTENT MANNER WITH ALLOWANCE FOR TIME ELAPSED. VALUES NOT SHOWN WILL BE FURNISHED ON REQUEST.

THE NET PREMIUM OF $58,978.79 IS USED IN THE INVESTMENT BASE CALCULATION (SEE ‘HOW VARIABLE LIFE INSURANCE WORKS’ SECTION) AND IS NOT FOR PREMIUM PAYMENT PURPOSES.

SPECIMEN	POLICY SCHEDULE B

POLICY SCHEDULE C

TABLE OF NET SINGLE PREMIUMS (MALE)

FOR $1.00 OF VARIABLE INSURANCE AMOUNT OR PAID-UP WHOLE LIFE INSURANCE

AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM	AGE OF INSURED (NEAREST BIRTHDAY)	NET SINGLE PREMIUM
0	.07999	25	.16522	50	.39427	75	.72817
1	.07689	26	.17102	51	.40689	76	.74025
2	.07869	27	.17706	52	.41971	77	.75216
3	.08080	28	.18335	53	.43273	78	.76386
4	.08307	29	.18992	54	.44593	79	.77524
5	.08550	30	.19674	55	.45929	80	.78623
6	.08808	31	.20385	56	.47282	81	.79681
7	.09083	32	.21125	57	.48648	82	.80696
8	.09375	33	.21895	58	.50026	83	.81672
9	.09683	34	.22696	59	.51413	84	.82612
10	.10007	35	.23528	60	.52808	85	.83523
11	.10347	36	.24392	61	.54207	86	.84409
12	.10700	37	.25286	62	.55610	87	.85277
13	.11066	38	.26211	63	.57013	88	.86134
14	.11444	39	.27165	64	.58414	89	.86987
15	.11834	40	.28146	65	.59811	90	.87845
16	.12235	41	.29155	66	.61199	91	.88713
17	.12647	42	.30190	67	.62575	92	.89601
18	.13072	43	.31253	68	.63934	93	.90517
19	.13510	44	.32342	69	.65271	94	.91477
20	.13965	45	.33460	70	.66582	95	.92519
21	.14436	46	.34603	71	.67867	96	.93673
22	.14926	47	.35773	72	.69128	97	.94995
23	.15436	48	.36968	73	.70371	98	.96446
24	.15968	49	.38186	74	.71599	99	.97788
						100	1.00000

VALUES SHOWN ARE FOR POLICY ANNIVERSARIES. THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE IMMEDIATELY PRECEDING AND IMMEDIATELY FOLLOWING ANNIVERSARIES.

MALE	POLICY SCHEDULE C

POLICY SCHEDULE D

DESCRIPTION OF INVESTMENT DIVISIONS

EACH INVESTMENT DIVISION INVESTS IN SHARES OF A DESIGNATED MUTUAL FUND PORTFOLIO. EACH PORTFOLIO IS A PART OF THE MERRILL LYNCH SERIES FUND, MANAGED BY MERRILL LYNCH ASSET MANAGEMENT INC., WHICH IS A SUBSIDIARY OF MERRILL LYNCH & CO., INC.

DIVISION 1	MONEY RESERVE PORTFOLIO

OBJECTIVE:	Preservation of capital, liquidity and a high level of current income consistent with those objectives.

INVESTMENTS:	Money market instruments including: short term U.S. government securities, government agency securities, bank money instruments, prime commercial paper and high grade short term corporate obligations.

TERM:	Substantially all issues maturing in less than 1 year.

DIVISION 2	INTERMEDIATE GOVERNMENT BOND PORTFOLIO

OBJECTIVE:	Above average income while protecting principal.

INVESTMENTS:	Debt securities of U.S. government or its agencies.

TERM:	Generally securities maturing in an average of 6 to 8 years, with a maximum maturity not to exceed 15 years.

DIVISION 3	LONG TERM CORPORATE BOND PORTFOLIO

OBJECTIVE:	High current income.

INVESTMENTS:	Primarily fixed income corporate securities including high and low rated investment grade bonds.

TERM:	Generally corporate bonds maturing in more than 15 years.

DIVISION 4	CAPITAL STOCK PORTFOLIO

OBJECTIVE:	Long term growth of capital and income, plus reasonable current income.

INVESTMENTS:	Common stocks of good or improving quality thought to be undervalued. Cash reserves including government and money market securities will be used as management considers appropriate.

DIVISION 5	GROWTH STOCK PORTFOLIO

OBJECTIVE:	Above average long term growth. Current income not a major consideration.

INVESTMENTS:	Primarily in common stocks of aggressive growth companies that are considered to have special growth potential.

	NOTE:	INVESTMENT RETURN WILL REFLECT FLUCTUATIONS IN MARKET VALUE OF SECURITIES; IN PARTICULAR, DIVISIONS 3, 4, AND 5. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION OF THE SERIES FUND AND THE DESIGNATED PORTFOLIOS.

POLICY SCHEDULE D

Introduction to This Policy

This policy insures your life. You are also the owner of this policy unless another owner has been named in the application. If someone else is named as owner, that person has the rights and options described in this policy.

This Policy Is A Contract

This policy is a contract between its owner and us. We provide insurance coverage and other benefits as stated in this policy. We do this in return for a completed application and payment of a single premium.

Whenever we use the word policy, we mean the entire contract. The entire contract consists of:

•   the basic policy;

•   the application, a copy of which is attached; and

•   any attached riders or endorsements.

Riders and endorsements add provisions or change the terms of the basic policy.

Dates and Ages Referred to in This Policy

The following dates and ages are shown in the Policy Schedule.

Date of Issue.

Coverage starts on this date or when the single premium is paid, whichever is later.

Policy Date.

This date is used to determine policy months, years and anniversaries. The policy date may or may not be the same as the date of issue.

Issue Age.

This is the age we use to determine the single premium for this policy. It is your age on your birthday nearest the policy date. Any other reference to age in the Policy Schedule means the policy anniversary nearest your birthday for that age.

Right to Name A Contingent Owner	If you are not the owner, the owner may name a contingent owner. The owner may want to do this in case he or she dies before you. Ownership of this policy would then pass to the contingent owner. If there’s no contingent owner, ownership would pass to the owner’s estate.

The Beneficiary

The beneficiary is the person to whom we pay the proceeds upon your death. We pay the proceeds to the primary beneficiary. If the primary beneficiary has died, the proceeds are paid to any contingent beneficiary. If there is no surviving beneficiary, we pay the proceeds to your estate.

Two or more persons may be named as primary beneficiaries or contingent beneficiaries. In that case we will assume the proceeds are to be paid in equal shares to the surviving beneficiaries. The owner can specify other than equal shares.

The owner can reserve the right to change beneficiaries. If the owner doesn’t reserve this right, the owner and primary beneficiary must act together to exercise the rights and options under this policy.

Change of Owner or Beneficiary	During your lifetime the owner can transfer ownership of this policy or change the beneficiary. To do this, the owner must send us written notice of the change in a form satisfactory to us. The change will take effect as of the day the notice is signed. But the change will not affect any payment made or action taken by us before receipt of the change at our service office.

Sending Notice to Us	Any written notices or requests should be sent to our service office. The address is shown on the front of this policy. Please include your name and policy number.

How Variable Life Insurance Works

The Variable Life Insurance Account

The variable life insurance benefits under this policy are provided through investments we make in Variable Account A. This account is kept separate from our general investment account. It is used only to support variable life insurance policies.

We own the assets in Variable Account A. Assets equal to the reserves and other liabilities of the account won’t be charged with liabilities that arise from any other business we conduct. But we may transfer to our general account assets which exceed the reserves and other liabilities of Variable Account A.

Variable Account A will buy shares of mutual funds which we determine to be suitable for this policy’s purposes. The account is treated as a unit investment trust under federal securities laws. It is registered with the Securities and Exchange Commission (SEC) according to the Investment Company Act of 1940. It is also governed by the laws of the Commonwealth of Massachusetts.

Income, and realized and unrealized gains or losses from assets in Variable Account A are credited to or charged against the account without regard to other income, gains or losses in our other investment accounts.

Variable Account A will be valued at the end of each valuation period. A valuation period is each business day together with any non-business days before it. A business day is any day the New York Stock Exchange (NYSE) is open for trading.

Investment Divisions

Variable Account A has several investment divisions. Each division invests in shares of a single mutual fund. We hold the fund shares in the divisions but do not manage the mutual funds. They are managed by a separate investment advisor registered under the Investment Advisors Act of 1940.

The investment divisions and the mutual funds they invest in are shown in Policy Schedule D.

Changes Within A Mutual Fund

The owner may exchange this policy for a fixed life insurance policy if a mutual fund:

•   changes its investment advisor; or

•   has a material change in its investment objectives or restrictions.

We will notify the owner if there is any such change. The owner will be able to exchange this policy within 60 days after our notice or the effective date of the change, whichever is later. No evidence of insurability is required on exchange.

If, in our judgment, a fund no longer suits the purposes of this policy due to a change in its investment objectives or restrictions, we can substitute shares of another fund. But we would get prior approval from the SEC and the Massachusetts Insurance Department. We would also get any other required approvals.

Total Investment Base	The total investment base is the amount that this policy provides for investment at any time. It is the sum of the investment base in each of the investment divisions. The owner selects the divisions in which to place the total investment base. The total investment base can be allocated among divisions shown in Policy Schedule D.

Investment Base in Each Investment Division

On The Policy Date.

On the policy date, the net premium is allocated to Division 1. The value of the net premium is shown in Policy Schedule B.

On Policy Anniversaries.

On each policy anniversary, the investment base in each division is calculated as follows:

(1)    We determine the policy’s net cash value on the anniversary. See Policy Benefits for The Owner.

(2)    We allocate the net cash value to each division in proportion to the investment base in that division immediately before the anniversary.

During A Policy Year.

On a date during a policy year, the investment base in each division is determined as follows:

(1)    We take the investment base in that division on the preceding anniversary.

(2)    We multiply (1) by that division’s actual rate of return for the period from the preceding policy anniversary to the calculation date.

(3)    We add (1) and (2).

Policy Loans Will Change Our Calculations	A policy loan reduces the total investment base and the investment base in each investment division. On the other hand, repayment of a policy loan will cause an increase. We will take this into consideration in our calculations. See Policy Benefits for The Owner for details on policy loans.

Owner’s Right to Change Allocation of Investment Base	The owner can change the allocation of the total investment base among the investment divisions twice each policy year. To do so, the owner should send us written notice at our service office. The change will take effect when we receive the notice but in no event before the end of the free look period. Our calculations will reflect the change.

Measurement of Investment Experience

The investment experience of an investment division is determined at the end of each valuation period.

Index of Investment Experience.

We use an index to measure changes in each investment division’s experience during a valuation period. We set the index at $10 when the first mutual fund shares in that division were bought. The index for a current valuation period equals the index for the preceding valuation period multiplied by the experience factor for the current period.

How We Determine The Experience Factor.

The experience factor for a valuation period is calculated as follows:

(1)    We take the net asset value per mutual fund share at the end of the current valuation period.

(2)    We add to (1) the per share amount of any dividend or capital gain distribution declared by the mutual fund during the current valuation period. We subtract from that amount a per share charge for our taxes.

(3)    We divide (2) by the net asset value per fund share at the end of the preceding valuation period.

(4)    We subtract a charge not to exceed .00001367 for each day in the valuation period. This charge is to cover expense and mortality risks that we are assuming.

Rates of Return for This Policy

Assumed Rate of Return

The assumed rate of return on a policy is 4.5% (.045) for a policy year. To find the assumed rate of return for a period less than a full policy year, we use an equivalent daily rate of .01206% and compound it for each day in the period.

Actual Rate of Return

Here’s how we find this policy’s actual rate of return for a policy year:

(1)    We find an investment division’s actual rate of return for a policy year. This equals the change in the division’s index from the first day of the policy year to the first day of the next policy year. We divide this by the index for the first day of the policy year.

For example: Assume a policy year starts on May 1, 1985. If the index in one division on that date is 20.00 and that division’s index on May 1, 1986 increases to 21.60, the actual rate of return is 1.60 divided by 20.00. The result is .08.

(2)    We multiply the actual rate of return for each division by the investment base in that division on the first day of the policy year.

(3)    We add together the results for all divisions.

(4)    We divide the sum by the total investment base on the first day of the policy year.

We follow a consistent method for periods less than a year.

Investment Return for This Policy

The determination of the investment return for this policy starts on the first day of each policy year and ends on the first day of the next policy year. The investment return for a policy year is the difference between the policy’s actual rate of return for the policy year and .045, multiplied by the total investment base on the first day of the policy year.

We follow a consistent method for periods less than a year.

There’s a positive investment return for a policy year if the policy’s actual rate of return is greater than .045. There’s a negative investment return if the actual rate of return is less than .045.

If the actual rate of return is .045 in each policy year:

•   the death benefit will equal the Guaranteed Insurance Amount shown in the Policy Schedule; and

•   the cash value at the end of each policy year will equal the tabular cash value shown in Policy Schedule B.

The Variable Insurance Amount

The Variable Insurance Amount this policy provides is zero during the first policy year. After that, the amount may be positive or negative.

On each policy anniversary, we find the Variable Insurance Amount for the policy year beginning on that anniversary by taking into account:

•   the Variable Insurance Amount for the preceding policy year; and

•   the investment return for the preceding policy year.

The Variable Insurance Amount changes only on a policy anniversary.

The change in the Variable Insurance Amount on a policy anniversary equals the amount of paid-up insurance (positive or negative) purchased by the investment return for the preceding policy year. To calculate the change in the Variable Insurance Amount, we use the net single premium shown in Policy Schedule C based on your age at the anniversary.

The Variable Insurance Amount, if positive, is reflected in the death benefit proceeds described in Proceeds Payable to The Beneficiary.

Policy Benefits for The Owner There are important rights and benefits that are available to the owner of this policy during your lifetime. We discuss some of these rights and benefits in this section.

Cash Value Benefits

Net Cash Value.

The net cash value is the cash value minus any policy debt.

We figure the cash value as follows:

•   The cash value on a date equals the tablular cash value on that date plus (or minus) the net single premium on that date for the Variable Insurance Amount.

•   To this we add (or subtract) the investment return for the period from the first day of the policy year to that date.

We discuss the investment return for the policy in How Variable Life Insurance Works.

By tabular cash value, we mean the values shown in Policy Schedule B. By net single premium, we mean the values shown in Policy Schedule C.

Cancelling to Receive The Net Cash Value.

The owner can cancel this policy at any time and receive its net cash value. To cancel this policy, the owner must return it to the service office with a signed request for cancellation. The cancellation will take effect on the date the policy and request are sent to us.

The net cash value will vary daily. We will determine the net cash value as of the date we receive the policy and the signed request in our service office. We’ll usually pay the net cash value within 7 days. But we may delay payment when we are not able to determine the amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

Policy Loan

The owner may borrow money from us. This policy will be the only security we require for the loan. A loan may be taken any time this policy is in effect. The owner may repay all or part of the loan at any time while you are living.

Loan Value.

The loan value is:

•   75% of the cash value during the first 3 policy years; or

•   90% of the cash value after the first 3 policy years.

The amount of the loan may not exceed the loan value. Any existing policy debt will be deducted from a new loan. The smallest loan we will make is $1,000, unless the loan is being used to pay premiums on another Variable Life Insurance Policy offered by us. The smallest repayment we will accept is $1,000.

Interest.

The interest rate on loans is 5 1/4% a year. Interest accrues (builds up) each day. Interest payments are due at the end of each policy year. If interest isn’t paid when due, it will be added to the amount of the loan. The sum of all outstanding loans plus accrued interest is called the policy debt.

If the policy debt exceeds the cash value, we will terminate this policy We will not do this, however, until 31 days after we mail notice of our intent to terminate. We’ll notify, at their last known addresses, the owner and anyone who holds this policy as collateral.

Policy Loan (Continued)

Effect of A Loan.

A loan will be transferred out of Variable Account A, and a repayment will be transferred in. Loans and repayments will be allocated among the investment divisions in proportion to the investment base in each division as of the date of the loan or repayment. A loan, whether or not repaid, will have a permanent effect on the death benefits and cash values. See How Variable Life Insurance Works. If not repaid, the policy debt will reduce the amount of death benefit proceeds or cash value benefits.

When We Will Make The Loan.

We’ll usually loan the money within 7 days after we receive a proper request. But we may delay making the loan when we are not able to determine the amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

If the loan is to be used to pay premiums on another Variable Life Insurance Policy, we’ll make the loan immediately.

Assignment — Using This Policy As Collateral Security	The owner can assign this policy as collateral security for a loan or other obligation. This does not change the ownership. But the owner’s rights and any beneficiary’s rights are subject to the terms of the assignment. To make or release an assignment, we must receive written notice, satisfactory to us, at our service office. We’re not responsible for the validity of any assignment.

Right to Exchange for Fixed Life Insurance

The owner may exchange this policy for a policy with benefits that do not vary with investment return. The exchange must be elected within 18 months from the date of issue. No evidence of insurability will be required.

The owner may also exchange this policy when certain changes happen within a mutual fund. See How Variable Life Insurance Works.

In some cases, there may be a cash adjustment on exchange. The adjustment will be this policy’s net cash value minus the new policy’s tabular cash value. If the result is positive, we will pay the owner a credit. If the result is negative, the owner must pay us.

We’ll issue the new policy on your life after we receive:

•   a proper written request;

•   this policy; and

•   any amount due us on exchange.

We will determine the amount of a cash adjustment as of the date we receive the policy and written request at our service office.

Other Facts About The New Policy.

The new policy’s owner and beneficiary will be the same as those of this policy on the effective date of the exchange. The new policy will have the same issue age, issue date, face amount, benefit riders and premium class as this policy. The death benefit under the new policy will be the Guaranteed Insurance Amount of this policy.

Proceeds Payable to The Beneficiary We will pay the death benefit proceeds to the beneficiary upon your death. The proceeds may be paid in cash or under one or more income plans.

Death Benefit Proceeds	Death benefit proceeds include: • the Guaranteed Insurance Amount, plus • the Variable Insurance Amount, if positive, minus • any policy debt.

Death Benefit Proceeds (Continued)

In any event, death benefit proceeds (exclusive of amounts due from riders) will be at least equal to the net cash value divided by the net premium per dollar of face amount for a Single Premium Variable Life Insurance Policy issued at the insured’s age at the date of death. We call this the equivalent paid-up amount.

All calculations will be made as of the date of death.

How to Claim Death Benefit Proceeds

The beneficiary should contact our service office for instructions. We’ll usually pay the proceeds within 7 days after we receive proof of your death, and any other requirements. But we may delay payment of that part of the death benefit that exceeds the Guaranteed Insurance Amount when we are not able to determine the Variable Insurance Amount or equivalent paid-up amount because:

•   the NYSE is closed for trading; or

•   the SEC determines that a state of emergency exists.

We will add interest to the death benefit proceeds at an annual rate of at least 3% from the date of death to the date of payment.

Choosing An Income Plan

The owner may choose one or more income plans during your lifetime. If, at the time of your death, no plan has been chosen for paying death benefit proceeds, the beneficiary may choose a plan within one year. For each plan we’ll issue a separate written agreement putting the plan into effect.

Our approval is needed for any plan where:

•   the person named to receive payments is other than the owner or beneficiary; or

•   the person named is not a natural person, such as a corporation; or

•   any income payment would be less than $25

The Income Plans

There are six income plans to choose from. They are:

Plan 1. Income for A Fixed Period

Payment is made in equal installments for a fixed number of years. We guarantee each monthly payment will be at least the amount shown in the following table. Values for annual, semiannual or quarterly payments are available on request.

Income for A Fixed Period Table

(Payments for Each $1000 Applied)

Fixed Period (Years)	Monthly Payment	Fixed Period (Years)	Monthly Payment
1	$84.47	16	$6.53
2	42.86	17	6.23
3	28.99	18	5.96
4	22.06	19	5.73
5	17.91	20	5.51
6	15.14	21	5.32
7	13.16	22	5.15
8	11.68	23	4.99
9	10.53	24	4.84
10	9.61	25	4.71
11	8.86	26	4.59
12	8.24	27	4.47
13	7.71	28	4.37
14	7.26	29	4.27
15	6.87	30	4.18

The Income Plans (Continued)	Plan 2. Income for Life

Payment is made to the person named in equal monthly installments and guaranteed for at least a period certain. If the person named lives beyond the period certain, payments continue until his or her death. The period certain can be 10 or 20 years. A refund certain may be chosen instead. Under this arrangement, income is guaranteed until payments equal the amount applied. Other periods certain are available on request.

We guarantee each payment will be at least the amount shown in the following table. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for ages not shown are available on request.

Income for Life Tables

(Monthly Payments for Each $1000 Applied)

Payments to A Male

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.24	$3.23	$3.22
15	3.32	3.31	3.30
20	3.41	3.40	3.39
25	3.52	3.51	3.50
30	3.66	3.64	3.63
35	3.84	3.81	3.79
40	4.07	4.00	3.99
45	4.36	4.23	4.24
50	4.71	4.50	4.54
55	5.14	4.79	4.92
60	5.68	5.10	5.39
65	6.35	5.38	6.01
70	7.17	5.60	6.83
75	8.07	5.72	7.94
80	8.93	5.75	9.48
85 & over	9.54	5.75	—

Payments to A Female

Age	10 Years Certain	20 Years Certain	Refund Certain
0-10	$3.17	$3.16	$3.15
15	3.23	3.22	3.21
20	3.30	3.29	3.28
25	3.39	3.38	3.37
30	3.50	3.49	3.48
35	3.64	3.62	3.61
40	3.81	3.78	3.77
45	4.04	3.99	3.98
50	4.33	4.23	4.24
55	4.70	4.53	4.57
60	5.17	4.87	4.99
65	5.80	5.22	5.55
70	6.63	5.51	6.32
75	7.64	5.68	7.39
80	8.64	5.74	8.85
85 & over	9.33	5.75	—

Plan 3. Interest Payments Amounts can be left with us to earn interest at an annual rate of at least 3%. Interest payments can be made annually, semiannually, quarterly or monthly.

The Income Plans (Continued)	Plan 4. Income of A Fixed Amount

Payments of an agreed fixed amount are made annually, semiannually, quarterly or monthly. The fixed amount per year must be at least $60 for each $1,000 of the amount applied. The amount applied will earn interest at an annual rate of at least 3%. Payments will continue until the amount applied and interest are fully paid.

Plan 5. Joint Life Income

This plan is available if there are two persons named to receive payments. At least one of the persons named must be either the owner or beneficiary of this policy. Monthly payments are made as long as at least one of the named persons is living. We guarantee the payments will be at least the amount shown in the following table while both named persons are alive. When one dies, we guarantee to continue paying the other at least 2/3rds of the amount shown. By age we mean the named person’s age on his or her birthday nearest the plan’s effective date. Amounts for two males, two females, or for ages not shown in the table will be given on request.

Joint Life Income Table (Monthly Payments for Each $1000 Applied)

	Female Age
		55	60	65	70	75
	50	$4.55	$4.76	$4.99	$5.26	$5.56
	55	4.75	4.99	5.27	5.59	5.95
	60	4.96	5.25	5.59	5.98	6.42
Male Age
	65	5.18	5.53	5.94	6.43	6.99
	70	5.43	5.84	6.33	6.94	7.66
	75	5.69	6.16	6.73	7.49	8.41

Plan 6. Annuity Plan

An amount can be used to buy any single premium annuity we offer on the plan’s effective date. However, the annuity can be bought at a rate 3% less than the rate new applicants pay. Annuities combine features of guaranteed income and payment similar to plans 2 and 5.

Payments When Named Person Dies

When the person named to receive payments dies, we will pay any amount still due as provided by the plan agreement. The amounts still due are determined as follows:

•   For plan 1, 2, or 4, any remaining guaranteed payments will be continued. The discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is 3% for plans 1 and 4; 3 1/2% for plan 2.

•   For plan 3, we’ll pay the amount left with us and any accrued interest.

•   For plan 5, no amounts are payable after both named persons have died.

•   For plan 6, the annuity agreement will state the amount due, if any.

Other Important Terms

Limits on Our Contesting This Policy

We rely on the statements made in the application. Legally, they are considered representations, not warranties. We can contest this policy if any material statement in the application is false and a copy of that application is attached to this policy.

We won’t contest this policy after it has been in effect during your lifetime for two years from the date of issue. Nor will we contest any rider attached to this policy after the rider has been in effect during your lifetime for two years from its date of issue.

Error in Age or Sex	If an age or sex as stated in the application is wrong, it could mean the premium amount is wrong. Therefore, amounts payable under this policy or its riders will be what the premium paid would have bought at the true age or sex.

Suicide	If you commit suicide within two years from the date of issue, while sane or insane, we’ll pay only a limited benefit. The limited benefit will be the amount of premium paid for this policy, minus any policy debt.

Claims of Creditors	The proceeds of this policy will be paid free from creditors’ claims to the extent allowed by law.

Authority to Make Agreements

All agreements made by us must be signed by our president or a vice president and by our secretary or an assistant secretary. No other person, including an insurance agent or broker, can:

•    change any of this policy’s terms;

•    extend the time for paying premiums; or

•    make any agreement binding on us.

Annual Report	We will send the owner a report each year soon after the policy anniversary. The report will show the death benefit, cash value, and policy debt on the anniversary and any loan interest for the prior policy year. The report will also shown the allocation of the investment base on that anniversary.

Changing This Policy	This policy or any benefit riders may be changed to another plan of insurance according to our rules at the time of the change or addition.

Required Note on Our Computations

Our computations of reserves, cash values and single premiums are based on interest at the annual rate of 4 1/2%. Our computations are based on mortality rates from the Commissioners 1958 Standard Ordinary Mortality Table. When making our computations, we assume that death claims are paid immediately.

Cash values at the end of a policy year are equal to reserves. We determine the tabular cash values as the present value of future death benefits using the Guaranteed Insurance Amount.

We have filed a detailed statement of our computations with the insurance supervisor of the state or jurisdiction where this policy is delivered. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless stated in that rider. Expense and mortality risks of Monarch shall not adversely affect the dollar amount of insurance benefits or cash values.